2375 Waterview Drive
Northbrook, IL 60062
www.cfindustries.com

CF Industries Holdings, Inc. Reports Full Year 2025 Net Earnings of $1.46 Billion, Adjusted EBITDA of $2.89 Billion
Operational Excellence, Constructive Global Nitrogen Environment Drive Strong Results
$1.7 Billion Returned to Shareholders in 2025

NORTHBROOK, Ill.—February 18, 2026—CF Industries Holdings, Inc. (NYSE: CF), a leading global manufacturer of hydrogen and nitrogen products, today announced results for the full year and fourth quarter ended December 31, 2025.

Highlights
•Full year 2025 net earnings(1) of $1.46 billion, or $8.97 per diluted share, EBITDA(2) of $2.78 billion, and adjusted EBITDA(2) of $2.89 billion
•Fourth quarter 2025 net earnings of $404 million, or $2.59 per diluted share, EBITDA of $731 million, and adjusted EBITDA of $821 million
•Full year 2025 net cash from operating activities of $2.75 billion; free cash flow(3) of $1.79 billion for same period, which includes cash inflows and outflows associated with the Blue Point joint venture
•Repurchased 16.6 million shares for $1.34 billion during 2025, reducing the Company’s outstanding share count by approximately 10% compared to the end of 2024

“CF Industries delivered outstanding results in 2025, demonstrating the strength of our business and of our team,” said Chris Bohn, president and chief executive officer, CF Industries Holdings, Inc. “We remain committed to creating long-term value for our shareholders through accretive investments both within our cost-advantaged North American manufacturing and distribution network and across our clean energy growth platform as well as through returning capital to shareholders.”

Operations Overview

The Company’s full year 2025 recordable incident rate was 0.26 incidents per 200,000 work hours.

Gross ammonia production for the full year and fourth quarter of 2025 was approximately 10.1 million and 2.5 million tons, respectively, compared to 9.8 million and 2.6 million tons in the full year and fourth quarter, respectively, of 2024.

The Company expects gross ammonia production in 2026 to be approximately 9.5 million tons due to the ongoing outage at the Yazoo City, Mississippi, Complex as a result of an incident that occurred in late 2025. Management does not expect production to resume at the Yazoo City Complex until the fourth quarter of 2026 at the earliest based on time required for fabrication and delivery of certain required equipment.

Financial Results Overview

Full year 2025 Financial Results

For the full year 2025, net earnings attributable to common stockholders were $1.46 billion, or $8.97 per diluted share, EBITDA was $2.78 billion, and adjusted EBITDA was $2.89 billion. These results compare to full year 2024 net earnings attributable to common stockholders of $1.22 billion, or $6.74 per diluted share, EBITDA of $2.33 billion, and adjusted EBITDA of $2.28 billion.

Net sales for the full year of 2025 were $7.08 billion compared to $5.94 billion for 2024. Average selling prices for 2025 were higher for all segments than in 2024 due to strong global nitrogen demand and supply disruptions from geopolitical issues and natural gas availability. Sales volumes for 2025 approximated 2024.

Cost of sales for the full year 2025 was higher compared to 2024 due primarily to higher realized natural gas costs.

The average cost of natural gas, including the impact of realized derivatives, reflected in the Company’s cost of sales was $3.31 per MMBtu in 2025 compared to the average cost of natural gas in cost of sales of $2.40 per MMBtu in 2024.

Fourth Quarter 2025 Financial Results

For the fourth quarter of 2025, net earnings attributable to common stockholders were $404 million, or $2.59 per diluted share, EBITDA was $731 million, and adjusted EBITDA was $821 million. These results compare to fourth quarter of 2024 net earnings attributable to common stockholders of $328 million, or $1.89 per diluted share, EBITDA of $582 million, and adjusted EBITDA of $562 million.

Net sales in the fourth quarter of 2025 were $1.87 billion compared to $1.52 billion in the fourth quarter of 2024. Average selling prices were higher for all segments in the fourth quarter of 2025 compared to the fourth quarter of 2024 due to strong global nitrogen demand and supply disruptions from geopolitical issues. Sales volumes were lower in the fourth quarter of 2025 compared to the fourth quarter of 2024 due primarily to lower granular urea and ammonium nitrate (AN) sales.

Cost of sales for the fourth quarter of 2025 was higher compared to the fourth quarter of 2024 due primarily to higher realized natural gas costs.

The average cost of natural gas, including the impact of realized derivatives, reflected in the Company’s cost of sales was $3.20 per MMBtu in the fourth quarter of 2025 compared to the average cost of natural gas in cost of sales of $2.43 per MMBtu in the fourth quarter of 2024.

Asset Impairments

In the fourth quarter of 2025, CF Industries recorded two asset impairments totaling $76 million.

CF Industries recorded a $51 million asset impairment related to its Donaldsonville Complex electrolyzer project. Commissioning of the 20-megawatt alkaline water electrolysis plant to produce hydrogen for the production of low-carbon ammonia was suspended in the fourth quarter of 2024. In December 2025, upon completion of a review of the incremental investment and operating costs necessary to complete and operate the project, management concluded such an investment would not result in an acceptable return. As a result, management made the decision not to make the incremental investment to the electrolyzer project in favor of the higher return profile from low-carbon ammonia production with carbon capture and sequestration technologies.

The Company also recorded a $25 million asset impairment due to the November 5, 2025, incident at the Yazoo City Complex. The impairment is based on estimates and assumptions of a preliminary review of the incident’s impact on machinery and equipment in its AN upgrade area.

Capital Management

On April 8, 2025, CF Industries announced that it formed a joint venture (Blue Point joint venture) with JERA Co., Inc. (JERA) and Mitsui & Co., Ltd. (Mitsui) for the construction, production and offtake of low-carbon ammonia. CF Industries holds 40% ownership, JERA holds 35% ownership, and Mitsui holds 25% ownership in the joint venture, with the joint venture to be funded by the equity partners according to their ownership percentage. At formation, JERA had a conditional option that, if the specified condition were met, JERA could reduce its ownership percentage below 35% but not lower than 20%. CF Industries would have had the right and obligation to increase its ownership by the same amount had JERA opted to reduce its ownership. The option expired and is no longer exercisable.

CF Industries consolidates the Blue Point joint venture in its consolidated financial statements, with the combined 60% interest owned by JERA and Mitsui recorded as noncontrolling interests. CF Industries’ consolidated financial statements at December 31, 2025 included capital contributions from the joint venture equity partners, the cash held by the joint venture and the capital expenditures of the joint venture.

Cash and Cash Equivalents

As of December 31, 2025, CF Industries had cash and cash equivalents of $1.98 billion, of which $130 million was held by the Blue Point joint venture.

Capital Expenditures

Capital expenditures in the fourth quarter and full year 2025 were $226 million and $950 million, respectively, of which $94 million and $307 million was attributable to the Blue Point joint venture in the fourth quarter and full year 2025, respectively. For the full year 2025, CF Industries’ capital expenditures, excluding the portion of capital expenditures funded by JERA and Mitsui, were $766 million.

	Three months ended December 31, 2025	Full year ended December 31, 2025
	(in millions)
Total Capital Expenditures	$226	$950
CF Industries Existing Operations (100% attributable to CF Industries)	120	620
Total Blue Point Joint Venture (40% attributable to CF Industries)	94	307
Blue Point Common Facilities (100% attributable to CF Industries)	7	9
Capitalized Interest	5	14

Reflecting the consolidation of the Blue Point joint venture into CF Industries’ financial statements, management projects capital expenditures for full year 2026 will be approximately $1.3 billion, of which approximately $550 million is related to activities within the Company’s existing network and approximately $600 million is related to total estimated capital expenditures in 2026 of the Blue Point joint venture, which will be funded by each joint venture partner according to their ownership percentage. The Company expects to have approximately $150 million in capital expenditures in 2026 related to its wholly owned Blue Point common facilities. For the full year, management projects capital expenditures for CF Industries, excluding the portion of capital expenditures funded by JERA and Mitsui, to be approximately $950 million.

Additionally, the Company expects to record as capital expenditures approximately $40 million of capitalized interest. Interest expense will be reduced by a corresponding amount.

Share Repurchase Programs

The Company repurchased 16.6 million shares for $1.34 billion during 2025, which includes the repurchase of 4.1 million shares for $340 million during the fourth quarter of 2025.

Since CF Industries commenced its current $2 billion share repurchase program in October 2025, the Company has repurchased 3.4 million shares for approximately $278 million. As of December 31, 2025, approximately $1.7 billion remains under the program, which expires in December 2029.

Debt Refinancing

On November 26, 2025, CF Industries, Inc., the direct subsidiary of CF Industries Holdings, Inc., completed the public offering of $1.0 billion aggregate principal amount of 5.300% Senior Notes due 2035. On December 26, 2025, CF Industries, Inc. redeemed in full all of the $750 million outstanding principal amount of its 4.500% Senior Secured Notes due December 2026 (the “2026 Notes”), in accordance with the optional redemption provisions of the indenture governing the 2026 Notes. The total amount for the redemption of the 2026 Notes was $756 million, including payment of a make-whole amount and accrued interest.

CHS Inc. Distribution

On January 30, 2026, the Board of Managers of CF Industries Nitrogen, LLC (CFN) approved a semi-annual distribution payment to CHS Inc. (CHS) of $201 million for the distribution period ended December 31, 2025. The distribution was paid on January 30, 2026. Distributions to CHS pertaining to 2025 distribution periods were approximately $304 million.

Nitrogen Market Outlook

The second half of 2025 saw global nitrogen values remain supported due to constrained ammonia supply availability from global production outages and natural gas availability in Trinidad, strong urea import demand led by India and Brazil, limited urea exports from China, and reduced supply from Iran on geopolitical and natural gas availability-related curtailments.

In the near-term, management expects the global nitrogen supply-demand balance to remain constructive due to:

•Resilient global nitrogen demand: Management expects nitrogen demand in North America to be positive through the spring 2026 application season. Based on the fall 2025 ammonia application season and strong corn demand, the Company expects another year of high planted acres of corn in the United States in 2026. Management believes that nitrogen channel inventory remains lower than historical averages. Globally, Brazil and India are expected to remain the world’s largest importers of urea driven by increased domestic demand.

•Continued global supply constraints: Management expects continued tight supply conditions for upgraded nitrogen products with loosening conditions for ammonia. Nitrogen exports from Russia, while still above pre-war levels, continue to face interrupted supply and export flows due to the ongoing conflict in the region. Additionally, chronic natural gas availability issues in Trinidad and Iran continue to limit production and Chinese urea exports appear to be available only on a seasonal basis. New North American ammonia production is expected to reach commercial rates in 2026, increasing traded supply available globally.

•Challenging economics for European nitrogen producers: Approximately 20% of ammonia capacity and 25% of urea capacity in Europe was curtailed as of December 2025 as producers in the region face margins that are tight to negative due to high natural gas costs. The introduction of the European Union’s Carbon Border Adjustment Mechanism and beginning of the European Union Emissions Trading System exemption phase out has introduced additional uncertainty. Demand for low-carbon ammonia and low-carbon nitrogen upgrades is expected to rise in response as customers look to build a low-carbon nitrogen supply chain.

Over the near- and medium-term, meaningful energy cost differentials between North American producers and high-cost producers in Europe and Asia are expected to persist. As a result, the Company believes the global nitrogen cost structure will remain supportive of strong margin opportunities for low-cost North American producers.

Longer-term, management expects the global nitrogen supply-demand balance to tighten as global nitrogen capacity under construction is not projected to keep pace with expected global nitrogen demand growth over the next four years of approximately 1.5% per year for traditional applications and new demand growth for clean energy applications.

Strategic Initiatives Update

Blue Point Joint Venture with JERA and Mitsui

The Blue Point joint venture will construct at CF Industries’ Blue Point Complex in Modeste, Louisiana, an autothermal reforming ammonia production facility with a carbon dioxide (CO2) dehydration and compression unit to prepare captured CO2 for transportation and sequestration. The project execution team has been assembled and procurement of long lead equipment items is largely complete. Detailed engineering activities along with the regulatory permitting process are progressing to support the start of facility civil construction in 2026.

In December 2025, both JERA and Mitsui were certified as a Supplier of Low-Carbon Hydrogen and its Derivatives by Japan’s Ministry of Economy, Trade and Industry. The certification was granted under the “Support Focusing on the Price Gap” Scheme established in accordance with the Hydrogen Society Promotion Act. The system provides support focusing on the price gap between existing raw materials and fossil fuels, and low-carbon hydrogen and derivatives.

Yazoo City, MS, Carbon Capture and Sequestration Project

CF Industries signed a definitive commercial agreement in July 2024 with ExxonMobil for the transport and sequestration in permanent geologic storage of up to 500,000 metric tons of CO2 annually from the Company’s Yazoo City, Mississippi, Complex. CF Industries will invest approximately $100 million into its Yazoo City Complex to build a CO2 dehydration and compression unit to enable up to 500,000 metric tons of CO2 captured from the ammonia production process per year to be transported and stored. The Company continues to order long lead equipment and progress through detailed engineering to achieve a 2028 startup. CF Industries expects the project to qualify for tax credits under Section 45Q of the Internal Revenue Code, which provides a credit per metric ton of CO2 sequestered.
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(1)Certain items recognized during the full year 2025 impacted the Company’s financial results and their comparability to the prior year period. See the table accompanying this release for a summary of these items.
(2)EBITDA is defined as net earnings attributable to common stockholders plus interest expense (income)—net, income taxes and depreciation and amortization. See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.
(3)Free cash flow is defined as net cash from operating activities, less capital expenditures and distributions to noncontrolling interests plus contributions from noncontrolling interests. See reconciliation of free cash flow to the most directly comparable GAAP measure in the table accompanying this release.

Consolidated Results

	Three months ended December 31,		Year ended December 31,
	2025	2024	2025	2024
	(dollars in millions, except per share and per MMBtu amounts)
Net sales	$1,872	$1,524	$7,084	$5,936
Cost of sales	1,107	1,000	4,360	3,880
Gross margin	$765	$524	$2,724	$2,056
Gross margin percentage	40.9%	34.4%	38.5%	34.6%

Net earnings attributable to common stockholders	$404	$328	$1,455	$1,218
Net earnings per diluted share	2.59	1.89	8.97	6.74

EBITDA(1)	$731	$582	$2,776	$2,331
Adjusted EBITDA(1)	821	562	2,893	2,284

Sales volume by product tons (000s)	4,528	4,747	19,057	18,943

Natural gas supplemental data (per MMBtu):
Natural gas costs in cost of sales(2)	$3.17	$2.41	$3.30	$2.28
Realized derivatives loss in cost of sales(3)	0.03	0.02	0.01	0.12
Cost of natural gas used for production in cost of sales	$3.20	$2.43	$3.31	$2.40
Average daily market price of natural gas at the Henry Hub	$3.68	$2.42	$3.53	$2.25

Unrealized net mark-to-market loss (gain) on natural gas derivatives	$4	$(2)	$5	$(35)
Depreciation and amortization	228	221	898	925
Capital expenditures(4)	226	197	950	518

Production volume by product tons (000s):
Ammonia(5)	2,506	2,617	10,120	9,800
Granular urea	959	1,023	4,262	4,404
Urea ammonium nitrate solution (UAN) (32%)(6)	1,703	1,768	6,934	6,753
AN	230	354	1,253	1,392
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(1)See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.
(2)Includes the cost of natural gas used for production and related transportation that is included in cost of sales during the period under the first-in, first-out inventory cost method.
(3)Includes realized gains and losses on natural gas derivatives settled during the period. Excludes unrealized mark-to-market gains and losses on natural gas derivatives.
(4)For the three months and year ended December 31, 2025, includes $94 million and $307 million, respectively, attributable to the Blue Point joint venture.
(5)Gross ammonia production, including amounts subsequently upgraded on-site into granular urea, UAN, or AN.
(6)UAN product tons assume a 32% nitrogen content basis for production volume.

Ammonia Segment

CF Industries’ ammonia segment produces anhydrous ammonia (ammonia), which is the base product that the Company manufactures, containing 82 percent nitrogen and 18 percent hydrogen. The results of the ammonia segment consist of sales of ammonia to external customers for its nitrogen content as a fertilizer, in emissions control and in other industrial applications. In addition, the Company upgrades ammonia into other nitrogen products such as granular urea, UAN and AN.

	Three months ended December 31,		Year ended December 31,
	2025	2024	2025	2024
	(dollars in millions, except per ton amounts)
Net sales	$708	$572	$2,176	$1,736
Cost of sales	456	374	1,494	1,243
Gross margin	$252	$198	$682	$493
Gross margin percentage	35.6%	34.6%	31.3%	28.4%

Sales volume by product tons (000s)	1,272	1,240	4,597	4,085
Sales volume by nutrient tons (000s)(1)	1,044	1,016	3,770	3,349

Average selling price per product ton	$557	$461	$473	$425
Average selling price per nutrient ton(1)	678	563	577	518

Adjusted gross margin(2):
Gross margin	$252	$198	$682	$493
Depreciation and amortization	85	63	249	239
Unrealized net mark-to-market loss (gain) on natural gas derivatives	1	(1)	2	(13)
Adjusted gross margin	$338	$260	$933	$719
Adjusted gross margin as a percent of net sales	47.7%	45.5%	42.9%	41.4%

Gross margin per product ton	$198	$160	$148	$121
Gross margin per nutrient ton(1)	241	195	181	147
Adjusted gross margin per product ton	266	210	203	176
Adjusted gross margin per nutrient ton(1)	324	256	247	215
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(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2025 to 2024:

•Ammonia sales volume for 2025 increased compared to 2024 due primarily to greater supply availability from higher gross ammonia production.
•Ammonia average selling prices increased for 2025 compared to 2024 due to strong global nitrogen demand and supply disruptions from geopolitical issues and natural gas availability.
•Ammonia adjusted gross margin per ton increased for 2025 compared to 2024 due primarily to higher average selling prices and lower maintenance costs partially offset by higher realized natural gas costs.

Granular Urea Segment

CF Industries’ granular urea segment produces granular urea, which contains 46 percent nitrogen. Produced from ammonia and CO2, it has the highest nitrogen content of any of the Company’s solid nitrogen products.

	Three months ended December 31,		Year ended December 31,
	2025	2024	2025	2024
	(dollars in millions, except per ton amounts)
Net sales	$372	$348	$1,781	$1,600
Cost of sales	200	215	944	926
Gross margin	$172	$133	$837	$674
Gross margin percentage	46.2%	38.2%	47.0%	42.1%

Sales volume by product tons (000s)	857	1,002	4,109	4,522
Sales volume by nutrient tons (000s)(1)	394	461	1,890	2,080

Average selling price per product ton	$434	$347	$433	$354
Average selling price per nutrient ton(1)	944	755	942	769

Adjusted gross margin(2):
Gross margin	$172	$133	$837	$674
Depreciation and amortization	52	66	253	284
Unrealized net mark-to-market loss (gain) on natural gas derivatives	1	—	1	(9)
Adjusted gross margin	$225	$199	$1,091	$949
Adjusted gross margin as a percent of net sales	60.5%	57.2%	61.3%	59.3%

Gross margin per product ton	$201	$133	$204	$149
Gross margin per nutrient ton(1)	437	289	443	324
Adjusted gross margin per product ton	263	199	266	210
Adjusted gross margin per nutrient ton(1)	571	432	577	456
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(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2025 to 2024:

•Granular urea sales volumes for 2025 were lower than 2024 due to lower supply availability from product mix favoring UAN production and lower starting inventory.
•Granular urea average selling prices increased for 2025 compared to 2024 due to strong global nitrogen demand and supply disruptions from geopolitical issues and natural gas availability.
•Granular urea adjusted gross margin per ton increased for 2025 compared to 2024 due primarily to higher average selling prices partially offset by higher realized natural gas costs.

UAN Segment

CF Industries’ UAN segment produces urea ammonium nitrate solution (UAN). UAN is a liquid product with nitrogen content that typically ranges from 28 percent to 32 percent and is produced by combining urea and ammonium nitrate in solution.

	Three months ended December 31,		Year ended December 31,
	2025	2024	2025	2024
	(dollars in millions, except per ton amounts)
Net sales	$564	$372	$2,161	$1,678
Cost of sales	285	256	1,240	1,069
Gross margin	$279	$116	$921	$609
Gross margin percentage	49.5%	31.2%	42.6%	36.3%

Sales volume by product tons (000s)	1,606	1,613	6,947	6,771
Sales volume by nutrient tons (000s)(1)	509	510	2,199	2,142

Average selling price per product ton	$351	$231	$311	$248
Average selling price per nutrient ton(1)	1,108	729	983	783

Adjusted gross margin(2):
Gross margin	$279	$116	$921	$609
Depreciation and amortization	60	62	265	268
Unrealized net mark-to-market loss (gain) on natural gas derivatives	2	(1)	2	(10)
Adjusted gross margin	$341	$177	$1,188	$867
Adjusted gross margin as a percent of net sales	60.5%	47.6%	55.0%	51.7%

Gross margin per product ton	$174	$72	$133	$90
Gross margin per nutrient ton(1)	548	227	419	284
Adjusted gross margin per product ton	212	110	171	128
Adjusted gross margin per nutrient ton(1)	670	347	540	405
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(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2025 to 2024:

•UAN sales volumes for 2025 increased compared to 2024 sales volumes due to greater supply availability from product mix favoring UAN production.
•UAN average selling prices increased for 2025 compared to 2024 due to strong global nitrogen demand and supply disruptions from geopolitical issues and natural gas availability.
•UAN adjusted gross margin per ton increased for 2025 compared to 2024 due primarily to higher average selling prices partially offset by higher realized natural gas costs.

AN Segment

CF Industries’ AN segment produces ammonium nitrate (AN). AN is used as a nitrogen fertilizer with nitrogen content between 29 percent to 35 percent, and is also used extensively by the commercial explosives industry as a component of explosives.

	Three months ended December 31,		Year ended December 31,
	2025	2024	2025	2024
	(dollars in millions, except per ton amounts)
Net sales	$81	$101	$421	$419
Cost of sales	74	78	342	340
Gross margin	$7	$23	$79	$79
Gross margin percentage	8.6%	22.8%	18.8%	18.9%

Sales volume by product tons (000s)	237	357	1,327	1,464
Sales volume by nutrient tons (000s)(1)	81	122	457	501

Average selling price per product ton	$342	$283	$317	$286
Average selling price per nutrient ton(1)	1,000	828	921	836

Adjusted gross margin(2):
Gross margin	$7	$23	$79	$79
Depreciation and amortization	6	9	33	39
Unrealized net mark-to-market gain on natural gas derivatives	—	—	—	(1)
Adjusted gross margin	$13	$32	$112	$117
Adjusted gross margin as a percent of net sales	16.0%	31.7%	26.6%	27.9%

Gross margin per product ton	$30	$64	$60	$54
Gross margin per nutrient ton(1)	86	189	173	158
Adjusted gross margin per product ton	55	90	84	80
Adjusted gross margin per nutrient ton(1)	160	262	245	234
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(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2025 to 2024:

•AN sales volumes were lower for 2025 compared to 2024 due primarily to the loss of production at the Company’s Yazoo City, Mississippi, Complex following an incident in November 2025.
•AN average selling prices increased for 2025 compared to 2024 due to strong global nitrogen demand and supply disruptions from geopolitical issues and natural gas availability.
•AN adjusted gross margin per ton increased for 2025 compared to 2024 due primarily to higher average selling prices partially offset by costs related to the incident in November 2025 at the Company’s Yazoo City, Mississippi, Complex and higher realized natural gas costs.

Other Segment

CF Industries’ Other segment primarily includes diesel exhaust fluid (DEF), urea liquor and nitric acid.

	Three months ended December 31,		Year ended December 31,
	2025	2024	2025	2024
	(dollars in millions, except per ton amounts)
Net sales	$147	$131	$545	$503
Cost of sales	92	77	340	302
Gross margin	$55	$54	$205	$201
Gross margin percentage	37.4%	41.2%	37.6%	40.0%

Sales volume by product tons (000s)	556	535	2,077	2,101
Sales volume by nutrient tons (000s)(1)	112	106	418	411

Average selling price per product ton	$264	$245	$262	$239
Average selling price per nutrient ton(1)	1,313	1,236	1,304	1,224

Adjusted gross margin(2):
Gross margin	$55	$54	$205	$201
Depreciation and amortization	18	13	65	61
Unrealized net mark-to-market gain on natural gas derivatives	—	—	—	(2)
Adjusted gross margin	$73	$67	$270	$260
Adjusted gross margin as a percent of net sales	49.7%	51.1%	49.5%	51.7%

Gross margin per product ton	$99	$101	$99	$96
Gross margin per nutrient ton(1)	491	509	490	489
Adjusted gross margin per product ton	131	125	130	124
Adjusted gross margin per nutrient ton(1)	652	632	646	633
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(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2025 to 2024:

•Other sales volumes for 2025 were similar to 2024.
•Other average selling prices increased for 2025 compared to 2024 due to strong global nitrogen demand and supply disruptions from geopolitical issues and natural gas availability.
•Other adjusted gross margin per ton was higher for 2025 compared to 2024 due primarily to higher average selling prices partially offset by higher realized natural gas costs.

Dividend Payment

On January 27, 2026, CF Industries’ Board of Directors declared a quarterly dividend of $0.50 per common share. The dividend will be paid on February 27, 2026 to stockholders of record as of February 13, 2026.

Conference Call

CF Industries will hold a conference call to discuss its full year and fourth quarter 2025 results at 11:00 a.m. ET on Thursday, February 19, 2026. This conference call will include discussion of CF Industries’ business environment and outlook. Investors can access the call and find dial-in information on the Investor Relations section of the Company’s website at www.cfindustries.com.

About CF Industries Holdings, Inc.

At CF Industries, our mission is to provide clean energy to feed and fuel the world sustainably. With our employees focused on safe and reliable operations, environmental stewardship, and disciplined capital and corporate management, we are on a path to decarbonize our ammonia production network – the world’s largest – to enable low-carbon hydrogen and nitrogen products for energy, fertilizer, emissions abatement and other industrial activities. Our manufacturing complexes in the United States, Canada, and the United Kingdom, an unparalleled storage, transportation and distribution network in North America, and logistics capabilities enabling a global reach underpin our strategy to leverage our unique capabilities to accelerate the world’s transition to clean energy. CF Industries routinely posts investor announcements and additional information on the Company’s website at www.cfindustries.com and encourages those interested in the Company to check there frequently.

Note Regarding Non-GAAP Financial Measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, free cash flow, and, on a segment basis, adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton, which are non-GAAP financial measures, provide additional meaningful information regarding the Company’s performance and financial strength. Management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, free cash flow, adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton, included in this release may not be comparable to similarly titled measures of other companies. Reconciliations of EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, and free cash flow to the most directly comparable GAAP measures are provided in the tables accompanying this release under “CF Industries Holdings, Inc.-Selected Financial Information-Non-GAAP Disclosure Items.” Reconciliations of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to the most directly comparable GAAP measures are provided in the segment tables included in this release.

Safe Harbor Statement

All statements in this communication by CF Industries Holdings, Inc. (together with its subsidiaries, the “Company”), other than those relating to historical facts, are forward-looking statements. Forward-looking statements can generally be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” or “would” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These statements may include, but are not limited to, statements about strategic plans and management’s expectations with respect to the production of low-carbon ammonia, the development of carbon capture and sequestration projects, the transition to and growth of a hydrogen economy, greenhouse gas reduction targets, projected capital expenditures, statements about future financial and operating results, and other items described in this communication.

Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others: the Company’s ability to complete the projects at its Blue Point Complex, including the construction of a low-carbon ammonia production facility with its joint venture partners and scalable infrastructure on schedule and on budget or at all; the Company’s ability to fund the capital expenditure needs related to the joint venture at its Blue Point Complex, which may exceed its current estimates; the cyclical nature of the Company’s business and the impact of global supply and demand on the Company’s selling prices and operating results; the global commodity nature of the Company’s nitrogen products, the conditions in the global market for nitrogen products, and the intense global competition from other producers; announced or future tariffs, retaliatory measures, and global trade relations, including the potential impact of tariffs and retaliatory measures on the price and availability of materials for its capital projects and maintenance; conditions in the United States, Europe and other agricultural areas, including the influence of governmental policies and technological developments on the demand for its fertilizer products; the volatility of natural gas prices in North America and globally; weather conditions and the impact of adverse weather events; the seasonality of the fertilizer business; the impact of changing market conditions on the Company’s forward sales programs; difficulties in securing the supply and delivery of raw materials or utilities, increases in their costs or delays or interruptions in their delivery; reliance on third party providers of transportation services and equipment; the Company’s reliance on a limited number of key facilities; risks associated with cybersecurity; acts of terrorism and regulations to combat terrorism; the significant risks and hazards involved in producing and handling the Company’s products against which the Company may not be fully insured; risks associated with international operations; the Company’s ability to manage its indebtedness and any additional indebtedness that may be incurred; risks associated with changes in tax laws and adverse determinations by taxing authorities, including any potential changes in tax regulations and its qualification for tax credits; risks involving derivatives and the effectiveness of the Company’s risk management and hedging activities; potential liabilities and expenditures related to environmental, health and safety laws and regulations and permitting requirements; regulatory restrictions and requirements related to greenhouse gas emissions, including announced or future changes in environmental or climate change laws; the development and growth of the market for low-carbon ammonia and the risks and uncertainties relating to the development and implementation of the Company’s low-carbon ammonia projects; risks associated with investments in and expansions of the Company’s business, including unanticipated adverse consequences and the significant resources that could be required; and failure of technologies to perform, develop or be available as expected, including the low-carbon ATR ammonia production facility with carbon capture and sequestration technologies being constructed at its Blue Point Complex.

More detailed information about factors that may affect the Company’s performance and could cause actual results to differ materially from those in any forward-looking statements may be found in CF Industries Holdings, Inc.’s filings with the Securities and Exchange Commission, including CF Industries Holdings, Inc.’s most recent annual and quarterly reports on Form 10-K and Form 10-Q, which are available in the Investor Relations section of the Company’s web site. It is not possible to predict or identify all risks and uncertainties that might affect the accuracy of our forward-looking statements and, consequently, our descriptions of such risks and uncertainties should not be considered exhaustive. There is no guarantee that any of the events, plans or goals anticipated by these forward-looking statements will occur, and if any of the events do occur, there is no guarantee what effect they will have on our business, results of operations, cash flows, financial condition and future prospects. Forward-looking statements are given only as of the date of this communication and the Company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For additional information:
Media	Investors
Chris Close	Darla Rivera
Senior Director, Corporate Communications	Director, Investor Relations
847-405-2542 - cclose@cfindustries.com	847-405-2045 - darla.rivera@cfindustries.com

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended December 31,		Year ended December 31,
	2025	2024	2025	2024
	(in millions, except per share amounts)
Net sales	$1,872	$1,524	$7,084	$5,936
Cost of sales	1,107	1,000	4,360	3,880
Gross margin	765	524	2,724	2,056
Selling, general and administrative expenses	91	78	364	320
Asset impairment	76	—	76	—
U.K. operations restructuring	—	—	23	—
Integration costs	—	—	—	4
Other operating—net	(17)	8	(25)	(10)
Total other operating costs and expenses	150	86	438	314
Equity in earnings of operating affiliate	2	3	14	4
Operating earnings	617	441	2,300	1,746
Interest expense	41	47	155	121
Interest income	(24)	(33)	(81)	(123)
Loss on debt extinguishment	6	—	6	—
Other non-operating—net	(8)	(6)	(19)	(14)
Earnings before income taxes	602	433	2,239	1,762
Income tax provision	107	41	441	285
Net earnings	495	392	1,798	1,477
Less: Net earnings attributable to noncontrolling interests	91	64	343	259
Net earnings attributable to common stockholders	$404	$328	$1,455	$1,218

Net earnings per share attributable to common stockholders:
Basic	$2.60	$1.89	$8.98	$6.75
Diluted	$2.59	$1.89	$8.97	$6.74
Weighted-average common shares outstanding:
Basic	155.9	173.2	162.1	180.4
Diluted	156.1	173.5	162.2	180.7

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2025	December 31, 2024
	(in millions)
Assets
Current assets:
Cash and cash equivalents (amount related to variable interest entity (VIE)—2025: $130)	$1,982	$1,614
Accounts receivable—net	488	404
Inventories	383	314
Prepaid income taxes	105	145
Other current assets (amount related to VIE—2025: $1)	27	43
Total current assets	2,985	2,520
Property, plant and equipment—net (amount related to VIE—2025: $361)	6,715	6,735
Investment in affiliate	32	29
Goodwill	2,493	2,492
Intangible assets—net	473	507
Operating lease right-of-use assets	410	266
Other assets (amount related to VIE—2025: $1)	980	917
Total assets	$14,088	$13,466

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses (amount related to VIE—2025: $52)	$681	$603
Income taxes payable	—	2
Customer advances	77	118
Current operating lease liabilities	110	86
Other current liabilities	19	9
Total current liabilities	887	818
Long-term debt	3,215	2,971
Deferred income taxes	869	871
Operating lease liabilities	311	189
Supply contract liability	694	724
Other liabilities (amount related to VIE—2025: $1)	337	301
Equity:
Stockholders’ equity	4,838	4,985
Noncontrolling interests	2,937	2,607
Total equity	7,775	7,592
Total liabilities and equity	$14,088	$13,466

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three months ended December 31,		Year ended December 31,
	2025	2024	2025	2024
	(in millions)
Operating Activities:
Net earnings	$495	$392	$1,798	$1,477
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	228	221	898	925
Deferred income taxes	(7)	(46)	6	(115)
Stock-based compensation expense	10	10	45	36
Unrealized net loss (gain) on natural gas derivatives	4	(2)	5	(35)
Loss on debt extinguishment	6	—	6	—
Asset impairment	76	—	76	—
Pension settlement loss	1	—	1	—
Gain on sale of emission credits	—	—	(8)	(47)
Loss on disposal of property, plant and equipment	1	5	3	12
Loss on sale of Ince facility	—	—	23	—
Undistributed losses (earnings) of affiliate—net of taxes	3	(1)	(4)	(2)
Changes in assets and liabilities:
Accounts receivable—net	117	75	(98)	77
Inventories	(34)	(19)	(88)	(28)
Accrued and prepaid income taxes	19	(22)	38	1
Accounts payable and accrued expenses	12	53	72	44
Customer advances	(399)	(229)	(41)	(11)
Other—net	7	(17)	20	(63)
Net cash provided by operating activities	539	420	2,752	2,271
Investing Activities:
Additions to property, plant and equipment	(226)	(197)	(950)	(518)
Proceeds from sale of property, plant and equipment	—	3	6	3
Purchase of Waggaman ammonia production facility	—	—	—	2
Proceeds from sale of Ince facility	—	—	4	—
Purchase of emission credits	—	(1)	(1)	(3)
Proceeds from sale of emission credits	—	—	8	47
Other—net	—	(1)	—	—
Net cash used in investing activities	(226)	(196)	(933)	(469)

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(continued)

	Three months ended December 31,		Year ended December 31,
	2025	2024	2025	2024
	(in millions)
Financing Activities:
Proceeds from long-term borrowings	999	—	999	—
Repayments of short-term borrowings	(754)	—	(754)	—
Financing fees	(11)	—	(12)	—
Dividends paid on common stock	(78)	(86)	(326)	(364)
Contributions from noncontrolling interests	—	—	291	—
Distributions to noncontrolling interests	—	—	(304)	(308)
Purchases of treasury stock	(345)	(375)	(1,365)	(1,509)
Proceeds from issuances of common stock under employee stock plans	—	—	1	2
Cash paid for shares withheld for taxes	—	(1)	(14)	(26)
Net cash used in financing activities	(189)	(462)	(1,484)	(2,205)
Effect of exchange rate changes on cash and cash equivalents	20	(25)	33	(15)
Increase (decrease) in cash and cash equivalents	144	(263)	368	(418)
Cash and cash equivalents at beginning of period	1,838	1,877	1,614	2,032
Cash and cash equivalents at end of period	$1,982	$1,614	$1,982	$1,614

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS

Reconciliation of net cash provided by operating activities (GAAP measure) to free cash flow (non-GAAP measure):

Free cash flow is defined as net cash provided by operating activities, as stated in the consolidated statements of cash flows, reduced by capital expenditures and distributions to noncontrolling interests plus contributions from noncontrolling interests. The Company has presented free cash flow because management uses this measure and believes it is useful to investors, as an indication of the strength of the Company and its ability to generate cash and to evaluate the Company’s cash generation ability relative to its industry competitors. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures.

	Year ended December 31,
	2025	2024
	(in millions)
Net cash provided by operating activities	$2,752	$2,271
Capital expenditures(1)	(950)	(518)
Distributions to noncontrolling interests	(304)	(308)
Contributions from noncontrolling interests	291	—
Free cash flow	$1,789	$1,445
_______________________________________________________________________________
(1)For the year ended December 31, 2025, includes $307 million attributable to the Blue Point joint venture.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS (CONTINUED)

Reconciliation of net earnings attributable to common stockholders and net earnings attributable to common stockholders per ton (GAAP measures) to EBITDA, EBITDA per ton, adjusted EBITDA and adjusted EBITDA per ton (non-GAAP measures), as applicable:
EBITDA is defined as net earnings attributable to common stockholders plus interest expense (income)—net, income taxes and depreciation and amortization. Other adjustments include the elimination of the portion of interest income (expense)—net and the portion of depreciation and amortization that are included in noncontrolling interests, and loan fee amortization that is included in both interest and amortization.

The Company has presented EBITDA and EBITDA per ton because management uses these measures to track performance and believes that they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry.

Adjusted EBITDA is defined as EBITDA adjusted with the selected items as summarized in the table below. The Company has presented adjusted EBITDA and adjusted EBITDA per ton because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance.

	Three months ended December 31,		Year ended December 31,
	2025	2024	2025	2024
	(in millions)
Net earnings	$495	$392	$1,798	$1,477
Less: Net earnings attributable to noncontrolling interests	(91)	(64)	(343)	(259)
Net earnings attributable to common stockholders	404	328	1,455	1,218
Interest expense (income)—net	17	14	74	(2)
Income tax provision	107	41	441	285
Depreciation and amortization	228	221	898	925
Less other adjustments:
Interest income (expense)—net in noncontrolling interests	1	—	2	—
Depreciation and amortization in noncontrolling interests	(25)	(21)	(90)	(91)
Loan fee amortization(1)	(1)	(1)	(4)	(4)
EBITDA	731	582	2,776	2,331
Unrealized net mark-to-market loss (gain) on natural gas derivatives	4	(2)	5	(35)
Gain on foreign currency transactions	—	(2)	(5)	—
Less: Gain on foreign currency transactions in noncontrolling interests	—	—	7	—
Asset impairment(2)	76	—	76	—
Loss on sale of Ince facility	—	—	23	—
Blue Point joint venture construction costs(3)	3	—	4	—
Loss on debt extinguishment	6	—	6	—
Pension settlement loss	1	—	1	—
Impact of employee benefit plan policy change	—	(16)	—	(16)
Integration costs	—	—	—	4
Total adjustments	90	(20)	117	(47)
Adjusted EBITDA	$821	$562	$2,893	$2,284

Net sales	$1,872	$1,524	$7,084	$5,936
Sales volume by product tons (000s)	4,528	4,747	19,057	18,943

Net earnings attributable to common stockholders per ton	$89.22	$69.10	$76.35	$64.30
EBITDA per ton	$161.44	$122.60	$145.67	$123.05
Adjusted EBITDA per ton	$181.32	$118.39	$151.81	$120.57
_______________________________________________________________________________
(1)Loan fee amortization is included in both interest expense (income)—net and depreciation and amortization.
(2)Consists of asset impairment charges related to property, plant and equipment at the Donaldsonville and Yazoo City Complexes.
(3)Represents 40% of Blue Point joint venture costs related to the construction of the low-carbon ammonia production facility at our Blue Point Complex, which excludes the portion attributable to the noncontrolling interests.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
ITEMS AFFECTING COMPARABILITY OF RESULTS

For the three months ended December 31, 2025 and 2024, we reported net earnings attributable to common stockholders of $404 million and $328 million, respectively. For the year ended December 31, 2025 and 2024, we reported net earnings attributable to common stockholders of $1.46 billion and $1.22 billion, respectively. Certain items affected the comparability of our financial results for the three months and year ended December 31, 2025 and 2024. The following table outlines these items that affected the comparability of our financial results for these periods.

	Three months ended December 31,				Year ended December 31,
	2025		2024		2025		2024
	Pre-Tax	After-Tax	Pre-Tax	After-Tax	Pre-Tax	After-Tax	Pre-Tax	After-Tax
	(in millions)
Unrealized net mark-to-market loss (gain) on natural gas derivatives(1)	$4	$4	$(2)	$(2)	$5	$4	$(35)	$(27)
Gain on foreign currency transactions(2)(3)	—	—	(2)	(2)	(5)	(5)	—	—
Asset impairment	76	58	—	—	76	58	—	—
Loss on sale of Ince facility(4)	—	—	—	—	23	21	—	—
Blue Point joint venture construction costs(2)(3)	6	5	—	—	10	9	—	—
Loss on debt extinguishment	6	4	—	—	6	4	—	—
Pension settlement loss(5)	1	1	—	—	1	1	—	—
Impact of employee benefit plan policy change(6)	—	—	(16)	(13)	—	—	(16)	(13)
Integration costs	—	—	—	—	—	—	4	3
Canada Revenue Agency Competent Authority Matter:
Interest expense (income)—net(7)	—	—	1	1	—	—	(39)	(38)
_______________________________________________________________________________
(1)Included in cost of sales in our consolidated statements of operations.
(2)Included in other operating—net in our consolidated statements of operations.
(3)Includes results related to the Blue Point joint venture, of which CF has a 40% equity interest. The after-tax impact for amounts related to the Blue Point joint venture does not include a tax provision on the 60% attributable to noncontrolling interests.
(4)Included in U.K. operations restructuring in our consolidated statement of operations.
(5)Included in other non-operating—net in our consolidated statement of operations.
(6)Included in cost of sales and selling, general and administrative expenses in our consolidated statements of operations.
(7)Included in interest expense and interest income in our consolidated statements of operations.